Exhibit 99.1

Press Release

Compaq Computer Corporation
Worldwide Public Relations
20555 SH 249 MC110515
Houston, TX 77070-2698

Telephone 281-514-0484
Facsimilie 281-514-0641
Compaq.PR@Compaq.Com

Contact(s):      Arch Currid
                      Compaq Computer Corporation
                      281-514.0484
                      Arch.Currid@compaq.com

Compaq Expects to Meet or Beat First Quarter
Earnings Consensus

Records More Than $1 billion in Key Market Wins during Quarter

         HOUSTON, April 8, 2002 — Compaq Computer Corporation (NYSE: CPQ), a leading global provider of enterprise technology and solutions, today said based on preliminary financial data, it expects to meet or beat current analyst expectations. Revenue for the quarter will be approximately $7.7 billion.

         “Compaq’s first quarter results will clearly demonstrate our continued focus on strong execution. I am particularly pleased with our progress during these tough market conditions,” said Michael Capellas, chairman and chief executive officer. “Our unwavering commitment to stay focused on our customers was key to maintaining our momentum in the marketplace. In the first quarter, we recorded more than $1 billion in major account wins in the healthcare, education and travel markets alone.”

         Compaq will announce complete first quarter results after market close on Thursday, April 18, 2002.

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Company Background

         Founded in 1982, Compaq Computer Corporation is a leading global provider of information technology products, services and solutions for enterprise customers. Compaq designs, develops, manufactures and markets information technology equipment, software, services and solutions, including industry-leading enterprise storage and computing solutions, fault-tolerant business-critical solutions, communication products, personal desktop and notebook computers, and personal entertainment and Internet access devices that are sold in more than 200 countries directly and through a network of authorized Compaq marketing partners. Information on Compaq and its products and services is available at www.compaq.com.

Compaq and the Compaq logo are trademarks of Compaq Information Technologies Group, L.P. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard’s Securities and Exchange Commission reports (including but not limited to Compaq’s annual report on Form 10-K for the year ended December 31, 2001, HP's annual report on Form 10-K for the fiscal year ended October 31, 2001, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compaq’s results could differ materially from Compaq’s expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.